   As filed with the Securities and Exchange Commission on October 16, 1998
                                Registration No.
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          RELIANCE GROUP HOLDINGS, INC.
               (Exact name of issuer as specified in its charter)

         Delaware                                           13-3082071
   (State or other jurisdiction                           (I.R.S. Employer
        of incorporation or                              Identification No.)
            organization)

                                Park Avenue Plaza
                               55 East 52nd Street
                            New York, New York 10055
               (Address of Principal Executive Offices) (Zip Code)

                          RELIANCE GROUP HOLDINGS, INC.
                1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full title of the plan)

                              --------------------

                            Howard E. Steinberg, Esq.
        Executive Vice President, General Counsel and Corporate Secretary
                          Reliance Group Holdings, Inc.
                                Park Avenue Plaza
                               55 East 52nd Street
                            New York, New York 10055
                     (Name and address of agent for service)
                                 (212) 909-1100
          (Telephone number, including area code, of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed             Proposed
                                                         maximum              Maximum
                                                         offering             Aggregate            Amount of
Title of securities           Amount to be               price                Offering             registration
to be registered              registered                 per share            price                fee
----------------              ------------               ---------            --------             ------------
common stock, $.10
par value per share
(the "Common Stock")          350,000 shares             $11.34375            $3,970,312.50         $1,171.24 (1)


(1) The registration fee for shares of Common Stock issuable upon the exercise of options that may be granted in the future under the Reliance Group Holdings, Inc. 1998 Stock Option Plan for Non-Employee Directors was calculated pursuant to Rule 457(h) using the average of the high and low prices per share of the Common Stock on October 8, 1998, as reported on the New York Stock Exchange Composite Tape.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Information Incorporated by Reference.

         There are hereby incorporated by reference in this registration statement the following documents and information heretofore filed by Reliance Group Holdings, Inc. ("Reliance Group Holdings") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission"):

         (1) Reliance Group Holdings' annual report on Form 10-K for the year ended December 31, 1997;

         (2) Reliance Group Holdings' quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

         (3)      All other reports filed by Reliance Group Holdings pursuant to
                  Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

         (4) The description of the Common Stock which is contained in Reliance Group Holdings' registration statement filed under
                  Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by Reliance Group Holdings pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and other documents.

Item 4.   Description of Securities.

         Not applicable.

Item 5.   Interests of Named Experts and Counsel.

         The legality of the Common Stock being registered hereby has been passed upon by Howard E. Steinberg, Esq., Executive Vice President, General Counsel and Corporate Secretary of Reliance Group Holdings. Mr. Steinberg owns 100,000 shares of Common Stock and options to purchase an additional 1.7 million shares of Common Stock under the Reliance Group Holdings, Inc. 1986 Stock Option Plan and the Reliance Group Holdings, Inc. 1994 Stock Option Plan, each as amended (562,500 of which options were exercisable as of October 2, 1998). Mr. Steinberg also holds 5,000 shares of Common Stock as trustee for his daughter and 5,000 shares of Common Stock as trustee for his son, as to all of which shares and warrants he disclaims beneficial ownership. Mr. Steinberg has participated in certain investments involving Reliance Group Holdings and certain of its subsidiaries. He participates in (i) the Reliance Insurance Company Savings Incentive Plan and, as of October 6, 1998, had a vested interest in approximately 17,000 shares of Common Stock under such plan and (ii) the Reliance Group Holdings, Inc. Employee Stock Purchase Plan and, as of October 6, 1998, had purchased 850.8297 shares of Common Stock under such plan.

Item 6.   Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware permits a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         The Certificate of Incorporation and By-Laws of Reliance Group Holdings require Reliance Group Holdings to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation provides that no director of Reliance Group Holdings shall be personally liable to Reliance Group Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or
(iv) for any transaction from which the director derived an improper personal benefit. Such provision does not eliminate the liability of a director for any act or omission occurring prior to July 22, 1986.

         Article VIII of the By-laws of Reliance Group Holdings provides for indemnification of the officers and directors of Reliance Group Holdings to the full extent permitted by law, as now in effect or later amended. The By-laws of Reliance Group Holdings also provide that by action of the Board of Directors, notwithstanding any interest of the directors in such action, Reliance Group Holdings may purchase and maintain insurance, in such amounts as the Board of Directors may deem appropriate, on behalf of any person who is or was a director, officer, employee or agent of Reliance Group Holdings or is or was serving at the request of Reliance Group Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not Reliance Group Holdings would have the power to indemnify such a person against such liability under applicable law.

         Without in any way limiting the generality of Article VIII of the By-laws of Reliance Group Holdings, such Article VIII specifically provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by Reliance Group Holdings in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by Reliance Group Holdings as authorized in Section 145 of the General Corporation Law of Delaware.

         Reliance Group Holdings has entered into agreements with its directors and certain of its officers whereby Reliance Group Holdings shall indemnify such persons for all damages, judgments, settlements and costs, costs of investigation and costs of defense of legal actions (other than fines or other obligations which Reliance Group Holdings is prohibited by applicable law from paying for any reason) because of any claim or claims made against such persons of any act or omission or neglect or breach of duty including any actual or alleged error or misstatement committed or suffered while acting in the capacity and solely because of such capacity as officer and/or director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Reliance Group Holdings pursuant to the foregoing provisions, or otherwise, Reliance Group Holdings has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

         Not applicable.

Item 8.   Exhibits.

         Exhibit No.                Description
         -----------                -----------
         4                          Reliance Group Holdings, Inc. 1998 Stock
                                    Option Plan for Non-Employee Directors
                                    (incorporated by reference to Exhibit 10.2 to Reliance Group Holdings' Quarterly Report on Form 10-Q for the quarter ended June 30,
                                    1998).

         5 Opinion of Howard E. Steinberg, Esq. as to the legality of the securities being registered.

         23.1                       Consent of Deloitte & Touche LLP.

         23.2                       Consent of Howard E. Steinberg, Esq.
                                    (included in Exhibit 5).

         24 Power of Attorney executed by certain officers and directors of Reliance Group Holdings, Inc. (included at Page II-7).

  Item 9.   Undertakings.

  (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 1998

                                              RELIANCE GROUP HOLDINGS, INC.

                                              By:   /s/ Saul P. Steinberg
                                                   ----------------------------
                                                     Saul P. Steinberg
                                                     Chairman of the Board  and
                                                     Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Saul P. Steinberg, George E. Bello and Howard E. Steinberg, and each of them acting individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the registrant for sale, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                       Date
---------                           -----                       ----

/s/ Saul P. Steinberg               Chairman of the Board,      October 16, 1998
------------------------------      Principal Executive
Saul P. Steinberg                   Officer and Director


 /s/ George E. Bello                Principal Accounting        October 16, 1998
------------------------------      Officer and Director
George E. Bello


 /s/ Lowell C. Freiberg             Principal Financial         October 16, 1998
-----------------------------       Officer and Director
Lowell C. Freiberg


 /s/ George R. Baker                Director                    October 16, 1998
------------------------------
George R. Baker


 /s/ Dennis A. Busti                Director                    October 16, 1998
--------------------------------
Dennis A. Busti


 /s/ Thomas P. Gerrity              Director                    October 16, 1998
------------------------------
Thomas P. Gerrity


 /s/ Jewell Jackson McCabe          Director                    October 16, 1998
--------------------------
Jewell Jackson McCabe

Signature                           Title                       Date
---------                           -----                       ----

 /s/ Irving Schneider               Director                    October 16, 1998
--------------------------
Irving Schneider


 /s/ Bernard L. Schwartz            Director                    October 16, 1998
--------------------------
Bernard L. Schwartz


 /s/ Richard E. Snyder              Director                    October 16, 1998
----------------------------
Richard E. Snyder


 /s/ Bruce E. Spivey                Director                    October 16, 1998
-----------------------------
Bruce E. Spivey


 /s/ Robert M. Steinberg            Director                    October 16, 1998
--------------------------
Robert M. Steinberg


 /s/ James E. Yacobucci             Director                    October 16, 1998
--------------------------
James E. Yacobucci

                                  EXHIBIT INDEX

Exhibit  No.                       Description                             Page
------------                       -----------                             ----

4 Reliance Group Holdings, Inc. 1998 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to Reliance Group
                  Holdings' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

5 Opinion of Howard E. Steinberg, Esq. as to the legality of the securities being registered.

23.1              Consent of Deloitte & Touche LLP.

23.2 Consent of Howard E. Steinberg, Esq. (contained in Exhibit 5).

24                Power of Attorney (included at Page II-7).